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                                                                    EXHIBIT 12.2

                 HOME SHOPPING NETWORKS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                PREDECESSOR COMPANY                     HOLDCO
                              -------------------------------------------   ------------------------------
                                                               ACTUAL                          PRO FORMA
                              -----------------------------------------------------------    -------------
                                                                                YEAR             YEAR
                                             YEARS ENDED DECEMBER 31,           ENDED            ENDED
                              -------------------------------------------    DECEMBER 31,     DECEMBER 31,
                                1994        1995        1996       1997          1998             1998
                              -------    --------     -------    -------    -------------    -------------
                                                        (In thousands)
EARNINGS:
Net Income (loss) before
  income taxes..............  $30,520    $(95,205)    $33,261    $41,299      $ 41,878         $ 37,736
Equity in (earnings) losses
  of unconsolidated
  affiliates................     (144)        302       5,607     12,492        18,238           18,238
Adjustment for partially
  owned subsidiaries and 50%
  owned companies...........        --          --           1         --        87,262           87,262
Interest expense............     5,512      10,077       9,918      9,728       103,258          107,400
Portion of rents
  representative of an
  interest factor...........     4,613       4,377       4,681      3,123         8,072            8,072
                               -------    --------     -------    -------      --------         --------
        Total earnings......   $40,501    $(80,449)    $53,468    $66,642      $258,708         $258,708
                               =======    ========     =======    =======      ========         ========
FIXED CHARGES:
Interest expense............   $ 5,512    $ 10,077     $ 9,918    $ 9,728      $103,258         $107,400
Portion of rents
  representative of an
  interest factor...........     4,613       4,377       4,681      3,123         8,072            8,072
                              -------     --------     -------    -------      --------         --------
        Total fixed
          charges...........  $10,125    $ 14,454     $14,599    $12,851      $111,330          $115,472
                              =======    ========     =======    =======      ========          ========
RATIO OF EARNINGS TO FIXED
  CHARGES.................      4.00x   $  (94.9)       3.66x      5.19x         2.32x            2.24x
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